EXHIBIT 99.3
IDEX CORPORATION ACQUIRES SEMROCK
NORTHBROOK, IL October 20, 2008 — IDEX Corporation (NYSE: IEX) today announced the acquisition of Semrock, the leading provider of optical filters for biotech and analytical instrumentation in the life sciences markets. Semrock’s products are used in the biotechnology and analytical instrumentation industries. Semrock produces optical filters using state-of-the-art manufacturing processes which enable them to offer significant improvements in the performance and reliability of their customers’ instruments.
Headquartered in Rochester, New York, Semrock has annual revenues of approximately $21 million. Semrock will operate as a stand-alone business within IDEX’s Health and Science Technologies segment. With a cash consideration of approximately $60 million, Semrock is expected to be accretive to IDEX’s earnings in 2009.
Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley stated, “We are extremely pleased with Semrock’s decision to become part of IDEX. Semrock is well known for their quality optical filters for biotech and analytical instrumentation in life sciences. Their expertise enables the continued expansion of our core capabilities in integrated fluidic applications. The acquisition of Semrock extends our offerings to existing OEMs and provides us with significant access to new opportunities within the health and life sciences market.”
Mr. Kingsley added, “Inclusive of the recent acquisitions of Richter, iPEK, IETG and Semrock, we are adding approximately $130 million of revenue and approximately $33 million of EBITDA to our annual results.”
Semrock’s President, Victor Mizrahi, stated, “We are excited to become part of IDEX and its Health and Sciences Technologies segment. IDEX is a recognized leader within the health and science market and is well known for its broad fluidics platform and significant solution capabilities. We look forward to developing the resulting customer synergies.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.